Exhibit 10.1

SUBLEASE

              This Sublease (“Lease”) is made as of the last date of execution (the “Effective Date”) by and between Entergy Enterprises, Inc., a Louisiana corporation (“Sublessor”) and Gexa Corp. (“Sublessee”).

ARTICLE I
PREMISES

              1.1 Lease of Premises.

                           (a) Sublessor hereby leases to Sublessee, and Sublessee hereby leases from Sublessor, upon and subject to the covenants, agreements, terms, provisions and conditions of this Lease: (i) approximately 26,674 square feet of contiguous rental area on level 6 of the building known as 20 Greenway Plaza (the “Building”) located at 20 East Greenway Plaza, Houston, Texas 77046 (which premises are shown on Exhibit “A” attached hereto and made a part hereof (the “Premises”)) and (ii) the furniture, fixtures and file cabinets located within the Premises on the Effective Date and more fully described on Exhibit “B”, attached hereto and made a part hereof (the “Equipment”). The Premises are part of the premises leased by Sublessor from Koch Properties Company, L.P. (the “Landlord”) pursuant to a lease dated February 9, 2001 (the “Master Lease”), a copy of which is attached hereto as Exhibit “C”.

                           (b) Sublessor makes no warranty as to the precise square footage of rentable space in the Premises.

                           (c) Subject to the other restrictions that Landlord may impose, this Lease includes the right of Sublessee to use in common with other tenants of the Building the common and public areas within the Building and on the Land as provided to Sublessor in the Master Lease and the right to use certain parking spaces as described in Article XXIII.

ARTICLE II
TERM

              2.1 Term. The term of this Lease shall commence forty-five (45) days after the Effective Date (the “Commencement Date”) and terminate at midnight on January 31, 2011 (the “Term”) or on such earlier date on which the Term may expire or be terminated pursuant to the provisions of this Lease or according to law.

              2.2 Early Possession. In the event Sublessee takes possession of the Premises to commence business operations prior to the Commencement Date, Sublessee will be conclusively deemed to be leasing the Premises for a period of time additional to the Term, consisting of the period of time between the date Sublessee first takes possession and the Commencement Date, subject to all of the terms and conditions of this Lease, except that Sublessee shall not be required to pay rent until the dates set forth in Section 3.1. However, possession of the space to complete leasehold improvements during the forty-five (45) days prior to the Commencement date shall not trigger an early Commencement Date.

ARTICLE III
RENTAL

              3.1 Rent and Additional Rent. As rental for the Premises and the Equipment, Sublessee shall pay Sublessor for the Term as follows:

                           (a) for the initial 6 months of the Term, rent shall be calculated based on 15,000 rentable square feet;

                           (b) for months 7 through 18 of the Term, rent shall be calculated based on 21,000 rentable square feet; and

                           (c) for months 19 until January 31, 2011, rent shall be calculated based on 26,674 square feet.

              Rent per rentable square foot shall be as follows:

The initial 10 months of the Term	$XX per rentable square foot
Months 11 through 24	$XX per rentable square foot
Months 25 through 36	$XX per rentable square foot
Months 37 through 72	$XX per rentable square foot
Month 73 through 1/31/2011	$XX per rentable square foot

(collectively, “Base Rent”).

              Rent for any period during the Term which is for less than one (1) month shall be prorated.

              3.2 Additional Rent. In addition to the Base Rent, Sublessee shall pay its pro-rata share of expenses paid by Sublessor pursuant to Section 3.1(d) of the Master Lease except that the Expense Stop, used in calculating Sublessee’s pro-rata share, shall be equal to $7.96 multiplied by the CPI Adjustment for the year 2004.

              3.3 Rental Payment. Base Rent and additional rent is payable to Sublessor at the address of Hibernia National Bank, P.O. Box 54408, New Orleans, LA 70154-4408 or such other address as Sublessor may indicate to Sublessee by written notice pursuant to paragraph 24.5 under this Lease. Base Rent and additional rent are due without notice, offset or demand on or before the first day of the month for which rental payments are due.

              3.4 Late Payment Charge. In the event Sublessee shall fail to make any payment of Base Rent or additional rent or any other sum which Sublessee has agreed to pay within ten (10) days of the date when such payment is due, Sublessor shall have the right to charge, and Sublessee agrees to pay, a fee equal to five (5%) percent of the amount due. The payment of a late charge shall not relieve Sublessee’s default for nonpayment of the rentals reserved hereunder.

              3.5 Security Deposit. Sublessee shall deposit with Sublessor on or before the Effective Date a security deposit of $41,122.42 (the “Deposit”), which Deposit shall be returned to Sublessee within thirty (30) days after the end of the Term provided that there is no default of Sublessee hereunder that has not been cured in accordance with Article XVIII.

ARTICLE IV
CONDITION OF PREMISES AND EQUIPMENT

              4.1 Condition of Premises and Equipment.

                           (a) Sublessee has had the full opportunity to conduct, and has conducted, such investigations and examinations of the Premises and Equipment as Sublessee has deemed fit. Sublessee accepts the Premises and the Equipment in their present condition, “AS IS”, “WHERE IS” and fully relieves and releases Sublessor with respect to any responsibility or liability on account of any aspect of the physical condition of the Premises or Equipment in any respect, including any hidden defects, any conditions not in compliance with Legal Requirements or the presence of Hazardous Materials in the Premises or the Equipment. Sublessor makes no representation or warranty with respect to the physical condition of the Premises or the Equipment or the suitability for their intended purpose. Sublessee acknowledges that neither Sublessor nor its agents or employees has agreed to perform any alterations or construct any improvements to the Premises or repair or replace any Equipment for Sublessee.

ARTICLE V
USE AND ACCESS

              5.1 Use and Occupancy. The provisions of Article V of the Master Lease are incorporated herein as if all references to “Tenant” shall mean Sublessee hereunder, and all references to “Landlord” shall mean Sublessor hereunder; provided, however, those provisions that require Landlord to perform any obligations under the Master Lease or which are representations of Landlord under the Master Lease shall not be deemed to apply to Sublessor as landlord under this Lease.

ARTICLE VI
ASSIGNMENT AND SUBLETTING

6.1	No Assignment or Sublease. Sublessee shall neither assign this Lease nor sublease nor allow any other person or entity to occupy or use any or all of the Premises without the prior written consent, which such consent shall not be unreasonably withheld, conditioned, or delayed. Sublessee acknowledges that the Master Lease limits Sublessor’s rights to sublease and that Sublessor shall be deemed reasonable in not consenting to a sublease or other grant for the occupancy of the Premises that is not approved by Landlord or that results in the Premises being occupied by more than two (2) tenants, including Sublessor.

6.2	Notwithstanding the foregoing, but subject to the rights of Landlord to approve any assignment or sublease, Sublessee may, without obtaining Sublessor’s consent, assign this Lease or sublease all or any part of the Premises to (i) any Affiliate (as hereinafter defined), (ii) any entity resulting from the merger or consolidation, liquidation or reorganization of Sublessee, or (iii) any entity which acquires all or substantially all of the assets of Sublessee located at the Premises as part of the purchase of the business that is being conducted on or from the Premises, provided that such transferee assumes in full the obligations of Sublessee under the Lease. In such event, Sublessee shall have no obligation to share with Sublessor any rent or other consideration received by Sublessee in connection with such assignment or sublease. Sublessee shall promptly provide notice to Sublessor of any assignment or sublease of the Premises that does not require Sublessor’s consent. Sublessee shall use good faith efforts to provide such notice prior to date of such transfer, but shall have no liability for failing to do so. As used herein, an “Affiliate” means any of the following: (i) any company that directly or indirectly owns any stock or partnership or membership interests of Tenant; (ii) any parent or subsidiary of such company; or (iii) any parent or subsidiary of such parent or subsidiary.

ARTICLE VII
MAINTENANCE AND REPAIRS

              7.1 Maintenance and Repairs. With respect to the Premises, Sublessee assumes all of the obligations of Tenant imposed by Article VII of the Master Lease and acknowledges that any obligations of Landlord under the Master Lease with respect to maintenance and repairs apply to Landlord under the Master Lease and not to Sublessor hereunder.

              7.2 Equipment. Sublessee shall maintain the Equipment in good operating order and repair, and, except for wear and tear in the ordinary course of use or as provided in Article XXVI, shall return the Equipment to Sublessor in good condition at the expiration of the Term or earlier termination of this Lease.

ARTICLE VIII
TENANT ALTERATIONS

              8.1 Alterations. The provisions of Sections 8.1(a), 8.1(b), 8.2 and 8.3 of the Master Lease are incorporated herein as if all references to “Tenant” in the Master Lease are references to Sublessee hereunder, and all references to “Landlord” shall mean Sublessor hereunder, except as follows:

                           (a) Sublessor shall not provide Sublessee an Improvement Allowance; and

                           (b) Sublessee shall not make any structural Alterations (regardless of cost) or any non-structural Alterations exceeding $100,000 in cost in or to the Premises or the Building without the prior written consent of Sublessor; and

                           (c) Sublessee’s choice of a contractor to perform any Alterations in excess of $100,000 shall be subject to Sublessor’s prior written approval.

              8.2 Generator. Sublessor has a 575kVA/460kW diesel generator located on the ground level of the west side of the Building (the “Generator”). The Generator has 500kVA of capacity available based on the current connective load of Sublessor. Sublessor allows Sublessee, at Sublessee’s sole cost and risk, to “tie into” up to 150kVA of Generator power on the fifth floor of the Building. Sublessee shall route the auxiliary power to the sixth floor to provide back-up power for Sublessee’s computer room and desk-top computers. Provided, however, prior to Sublessee’s connecting to Sublessor’s auxiliary equipment, within thirty (30) days of the Effective Date, Sublessor, at its sole cost and expense, shall have the Generator and its related equipment inspected and certified by an approved and qualified generator maintenance company that such equipment is in good working order and condition, and shall provide such report to Sublessee. Sublessee shall be responsible for and pay for the design, connection, cabling, metering and maintenance of such auxiliary power to the Premises. Sublessor and Sublessee shall each pay on a pro-rata basis for the fuel, operation and maintenance of the Generator and all of its related equipment through maintenance contracts already submitted to Sublessor by the Building’s management company with an approved generator maintenance company. Sublessor further agrees that the fuel, operation, and maintenance of the Generator and its related equipment shall continue throughout the Term and shall be maintained pursuant to the reasonable specifications outlined by an approved generator maintenance company. Sublessor shall submit an invoice to Sublessee for its pro-rata share on an annual basis, and Sublessee shall pay Sublessor within ten (10) days of its receipt of an invoice for its pro-rata share. Sublessee agrees that as of the Effective Date its pro-rata share is twenty-six and 09/100 percent (26.09%). Sublessee acknowledges that the connection and routing of the “tie-in” and the maintenance company for the Generator are subject to the prior approval of Landlord.

              8.3 HVAC. At Sublessee’s sole risk, Sublessor permits Sublessee to “tie into” Sublessor’s existing HVAC unit in order to provide Sublessee up to five (5) tons of air conditioning for Sublessee’s computer room. Sublessee shall be responsible for and pay all costs relating to the design, connection, metering and cabling of the HVAC connection to the Premises. Within thirty (30) days after the Effective Date, Sublessor, at its sole cost and expense, shall have the condensing unit and its related equipment inspected and certified by an approved and qualified HVAC maintenance company that such equipment is in good working order and condition and shall provide such report to Sublessee. Sublessee shall not connect to Sublessor’s auxiliary HVAC equipment until: 1) the inspection is complete to the satisfaction of Sublessor; 2) Sublessor has reviewed and approved Sublessee’s plans for connecting to Sublessor’s HVAC equipment; and 3) Landlord has given written approval for the connection, routing and maintenance company for Sublessee’s HVAC connection to the Premises. Sublessor and Sublessee shall each pay on a pro-rata basis the costs of operation and maintenance of the condensing unit and all of its related equipment through maintenance contracts already submitted to Sublessor by the Building’s management company with an approved HVAC maintenance company. Sublessor further agrees that the operation, and maintenance of the condensing unit and its related equipment shall continue throughout the Term and shall be maintained pursuant to the reasonable specifications outlined by an approved HVAC maintenance company. Sublessor shall submit an invoice to Sublessee for its pro-rata share on a quarterly basis, and Sublessee shall pay Sublessor within ten (10) days of its receipt of an invoice for its pro-rata share. Sublessee agrees that its pro-rata share as of the Effective Date is 20%. Each party shall be responsible for the operation and maintenance of its own HVAC units and glycol piping and all their related equipment through maintenance contracts, which may be subject to the approval of the Landlord.

ARTICLE IX
SIGNS AND FURNISHINGS

              9.1 Signs. Except as otherwise specifically set forth in this section, no sign, advertisement or notice referring to Sublessee shall be inscribed, painted, affixed or otherwise displayed on any part of the exterior or the interior of the Building except on the directories and doors of offices, the monument sign and such other areas as are designated by Sublessor, and then only in such place, number and size as are approved by Sublessor. All of Sublessee’s signs that are approved at the election of Landlord under the Master Lease shall be installed by Landlord or Sublessee’s approved contractor and/or an approved subcontractor at Sublessee’s cost and expense and removed at the end of the Term. If Sublessee installs any sign, advertisement or notice that has not been approved, Sublessor shall have the right to remove the same at Sublessee’s expense. Sublessee, at its sole cost and expense, shall have the right to install Sublessee’s company name and/or logo on the multi-tenant granite pylon sign facing Cummins Drive near the Building entrance and the company name and/or logo on or near the entry of Suite 600 and on the Building’s directory board(s) subject to Landlord’s prior written approval.

              9.2 Personal Equipment. The provisions of Section 9.2 of the Master Lease are incorporated herein as if all references to “Tenant” shall mean Sublessee hereunder, and all references to “Landlord” shall mean Sublessor hereunder.

ARTICLE X
TENANT’S EQUIPMENT

              10.1 Equipment. The provisions of Article X of the Master Lease are incorporated herein as if all references to “Tenant” shall mean Sublessee hereunder, and all references to “Landlord” shall mean Sublessor hereunder

ARTICLE XI
INSPECTION BY LANDLORD

              11.1 Inspections. The provisions of Article XI of the Master Lease are incorporated herein as if all references to “Tenant” shall mean Sublessee hereunder, and all references to “Landlord” shall mean Sublessor hereunder.

ARTICLE XII
INSURANCE

              12.1 Increase in Premiums. The provisions of Section 12.1 of the Master Lease are incorporated herein as if all references to “Tenant” shall mean Sublessee hereunder, and all references to “Landlord” shall mean Sublessor hereunder.

              12.2 Insurance Coverage. The provisions of 12.3 of the Master Lease are incorporated herein as if all references to “Tenant” shall mean Sublessee hereunder, and all references to “Landlord” shall mean Sublessor hereunder, except Sublessee shall not have any right to self-insure.

              12.3 Waiver of Subrogation. The provisions of Section 12.4 of the Master Lease are incorporated herein as if all references to “Tenant” shall mean Sublessee hereunder, and all references to “Landlord” shall mean Sublessor hereunder; provided, however, Sublessee also agrees to waive any and all rights of recovery and subrogation, claim, action or cause of action against Landlord to the same extent it waives such claims against Sublessor.

              12.4 Equipment Insurance. Sublessee shall maintain during the Term All Risk Property Insurance on the Equipment for its replacement value and shall name Sublessor as “Loss Payee” on such policy of insurance.

              12.5 General Provisions. Sublessee shall name both Sublessor and Landlord as additional insured on Sublessee’s policies of Commercial General Liability Insurance and Automobile Liability Insurance. All of Sublessee’s policies of insurance shall be placed with insurers that maintain a minimum A.M. Best rating of A:VII.

              12.6 Contractors. Sublessee shall be liable for all acts and omissions of its contractors and subcontractors. Contractors and subcontractors must meet the requirements set forth in sections 12.2 and 12.5 above as a condition precedent to the contracting or subcontracting of any work. The contractor or subcontractor may provide such insurance, or Sublessee may provide such insurance on behalf of each contractor and subcontractor by means of separate and individual policies.

ARTICLE XIII
SERVICES AND UTILITIES

              13.1 Utilities. Sublessee shall have the same rights as Sublessor to receive from Landlord the services and utilities described in Section 13.1 of the Master Lease. Sublessee shall not request overtime of HVAC services without the prior consent of Sublessor and shall pay when due any such costs for overtime services as provided in Section 13.1 of the Master Lease.

              13.2 Interruption of Service, Conservation and Excess Usage. Sections 13.2, 13.3 and 13.4 of the Master Lease are incorporated herein as if all references to “Tenant” shall mean Sublessee hereunder, and all references to “Landlord” shall mean Sublessor hereunder.

ARTICLE XIV
INDEMNIFICATION, WAIVER AND RELEASE

              14.1 Indemnification. Sublessee hereby agrees to indemnify, hold harmless and defend (collectively the obligation of “Indemnity”), at Sublessee’s sole cost and expense, Landlord and Sublessor and their affiliated and associated companies and all of their former and present and future officers, directors, contractors, agents, employees, customers, guests, invitees and representatives (collectively the “Indemnified Persons”) from and against any and all claims, allegations, demands, actions, causes of action, liens, lawsuits or other proceedings (collectively “Claims”) for any manner of injury, loss, cost, fees, expense, harm, damage, liability, compensation or other remuneration, including reasonable attorneys’, engineers’ and other professionals’ and consultants’ fees and costs and including consequential, treble and punitive damages and any penalties, fines or other such charges (collectively “Loss”) suffered or incurred by or owed to any person including but not limited to employees of Sublessee or of any Indemnified Person (collectively “Claimants”) and sought to be recovered from or imposed upon or owed by any Indemnified Person, if the Claim in any manner is connected with or arises out of or is caused by, directly or indirectly, in whole or in part:

(1)	any event or occurrence in or about the Premises, Building, Adjacent Garage, Building Garage and/or common areas caused by Sublessee or Sublessee’s officers, directors, contractors, agents, employees, customers, guests, invitees or representatives;

(2)	any act or omission of Sublessee or Sublessee’s officers, directors, contractors, agents, employees, customers, guests, invitees or representatives;

(3)	any breach or violation of any covenant or obligation of the Sublessee under this Lease; or

(4)	any aspect of the physical condition of the Premises including but not limited to any vice or defect therein, and further including but not limited to any matters pertaining in any respect to the compliance of the condition of the Premises with any Legal Requirements,

(5)	Subsections (1) through (4) are collectively referred to as the “Covered Subjects”.

              14.2 Waiver of Rights of Recourse. Sublessee shall owe Indemnity to the Indemnified Persons regardless of the joint, concurrent or contributing fault or negligence of Landlord, Sublessor or any of the Indemnified Persons, but Sublessee shall not owe Indemnity to the Indemnified Parties for the sole or gross negligence or intentional misconduct of the Indemnified Parties. For all matters for which Sublessee has assumed the obligation of Indemnity, Sublessee hereby waives all rights of recourse, including any right to which another may be subrogated, against the Indemnified Parties for personal injury, including death, and property damage.

              14.3 Employee Claims. Notwithstanding anything to the contrary set forth in this Section 14, if the Claimant is an employee of any person including without limitation Sublessee or any Indemnified Person, Sublessee’s obligation of Indemnity shall not be abrogated or reduced to any extent by or on account of (a) any fault, negligence, gross negligence, intentional misconduct or other acts or omissions of the Claimant’s employer, even if such employer is Sublessee or an Indemnified Person; (b) the particular law that is the basis for the Claim or any part thereof, including without limitation any worker’s compensation law, or (c) whether the Claimant has received or may have the right to receive a worker’s compensation remedy or award against any person including without limitation Sublessee or any Indemnified Person.

              14.4 Choice of Counsel. Sublessee shall be entitled to control all aspects of the resolution of a Claim with respect to which Sublessee has undertaken Indemnity, provided that the choice of counsel to defend an Indemnified Person shall be subject to the prior reasonable approval of such Indemnified Person.

              14.5 Waiver and Release. SUBLESSEE, AS A MATERIAL PART OF THE CONSIDERATION TO SUBLESSOR FOR THIS LEASE, BY THIS SECTION 14.5 WAIVES AND RELEASES ALL CLAIMS AGAINST SUBLESSOR WITH RESPECT TO ALL MATTERS FOR WHICH SUBLESSOR HAS DISCLAIMED LIABILITY PURSUANT TO THE PROVISIONS OF THIS LEASE.

ARTICLE XV
RULES AND REGULATIONS

              15.1 Rules and Regulations. Sublessee assumes all the obligations of Tenant under Article XV of the Master Lease.

ARTICLE XVI
DAMAGE OR DESTRUCTION

              16.1 Damage or Destruction. If, during the Term the Premises or the Building is totally or partially damaged or destroyed from any cause, and Landlord has notified Sublessor of its intent to terminate the Master Lease, then Sublessor may terminate this Lease within sixty (60) days after the occurrence of such damage or destruction. In the event a) Landlord has notified Sublessor that it will repair and restore the Premises and b) Sublessor has notified Sublessee that it will not terminate this Lease, until Landlord has repaired and restored the Leased Premises in accordance with the Master Lease, Sublessee’s payments of Base Rent and additional rent shall be prorated based on the part of the Premises that Sublessee is able to use while repairs are being made. Sublessor shall have no obligation to repair or restore the Premises. Sublessee’s rights for such restoration or repair shall be limited to the fulfillment by Landlord of its obligations under the Master Lease. Sublessor has no obligation to repair or restore any Equipment or alterations or improvements made by Sublessee in the Premises. There shall be no adjustment in Base Rent if the Equipment is destroyed or damaged by fire or other casualty.

ARTICLE XVII
CONDEMNATION

              17.1 Taking. Sublessee’s rights in the event of a condemnation or taking by governmental or quasi-governmental authority for any public or quasi-public use or purpose (including a sale under threat of such a taking) shall be those of Sublessor as Tenant under the Master Lease with respect to Sublessee’s rights in and to the Premises.

ARTICLE XVIII
DEFAULT

              18.1 Default. Sections 18.1, 18.2, 18.3, 18.4 and 18.6 of the Master Lease are incorporated herein as if all references to “Tenant” shall mean Sublessee hereunder, to “Landlord,” as reasonably applicable, shall mean Sublessor and all references to “Section 24.15” are references to Section 24.5 hereunder.

ARTICLE XIX
BANKRUPTCY

              19.1 Bankruptcy. The provisions of Article XIX of the Master Lease are incorporated herein as if all references to “Tenant” shall mean Sublessee hereunder, and all references to “Landlord” shall mean Sublessor hereunder.

ARTICLE XX
SUBORDINATION

              INTENTIONALLY DELETED.

ARTICLE XXI
HOLDING OVER

              21.1 Holding Over. The provisions of Article XXI of the Master Lease are incorporated herein as if all references to “Tenant” shall mean Sublessee hereunder, and all references to “Landlord” shall mean Sublessor hereunder.

ARTICLE XXII
COVENANTS OF LANDLORD

              22.1 Landlord Covenants. Section 22.1 of the Master Lease is incorporated herein as if all references to “Tenant” shall mean Sublessee hereunder, and all references to “Landlord” shall mean Sublessor hereunder.

ARTICLE XXIII
PARKING

              23.1 Parking. During the Term, Sublessor shall provide to Sublessee up to four (4) undefined, unreserved parking spaces per 1,000 square feet of net rentable area leased by Sublessee at no charge for the first thirty (30) months of the Term and at $35 per space per month during the remainder of the Term. Without notice, offset or demand, Sublessee shall pay Sublessor such amounts along with its monthly payments of Base Rent. All parking spaces shall be in the Adjacent Garage. Sublessor agrees to assist Sublessee in acquiring from Landlord additional parking spaces as may be permitted pursuant to the Master Lease on such terms and conditions as may be imposed by Landlord under the Master Lease, except that Sublessee shall be charged Thirty-five and 00/100 dollars ($35.00) per space per month through the Term for each additional space in the Adjacent Garage.

ARTICLE XXIV
GENERAL PROVISIONS

              24.1 No Representations. Sublessee acknowledges that neither Sublessor nor any broker, agent or employee of Sublessor has made any representations or promises with respect to the Premises or the Building except as herein expressly set forth, and no rights, privileges, easements or licenses are being acquired by Sublessee except as herein expressly set forth.

              24.2 No Partnership. Nothing contained in this Lease shall be construed as creating a partnership or joint venture of or between Sublessor and Sublessee, or to create any other relationship between the parties hereto other than that of sublessor and sublessee.

              24.3 Brokers. Sublessor and Sublessee each represent and warrant to the other that neither of them has employed or dealt with any broker, agent or finder in carrying on the negotiations relating to this Lease except for Cushman & Wakefield of Texas, Inc, which shall be compensated by Sublessor for representation of Sublessor and Sublessee pursuant to a separate agreement. The party breaching the warranty above shall indemnify and hold the nonbreaching party harmless from and against any claim or claims for brokerage or other commissions asserted by any broker, agent or finder engaged by the breaching party or with whom the breaching party has dealt in connection with this Lease, other than the brokers named in the first sentence of this Section 24.3.

              24.4 Estoppel Certificates. Each party agrees, at any time and from time to time, upon not less than fifteen (15) days’ prior written notice from the other party, to execute, acknowledge and deliver to the requesting party a statement in writing (i) certifying to the best of the responding party’s knowledge, that this Lease is unmodified (or if there have been any modifications, that the Lease is in full force and effect as modified and stating the modifications) and in full force and effect, if such is the case, (ii) stating the dates to which the Base Rent, additional rent, and any other charges hereunder have been paid by Sublessee, (iii) stating whether or not, to the best of responding party’s knowledge, the responding party has provided the requesting party written notice of any default by the requesting party in the performance of any covenant, agreement or condition contained in this Lease that remains uncured at such time, and if so, specifying the nature of such uncured default, and (iv) stating the address to which notices to the responding party are to be sent.

              24.5 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be dispatched by nationwide overnight courier service, such as (without limitation) FedEx, or by United States Certified Mail, Return Receipt Requested, postage prepaid, addressed to the parties as follows:

SUBLESSOR:	ENTERGY ENTERPRISES, INC.
%Entergy Services, Inc.
Real Estate Department
Mail Unit No. L-ENT-3L
639 Loyola Avenue
New Orleans, LA 70113
Attn: Manager, Real Estate
(RE: Greenway Plaza)
Telephone: (504) 576-4505
Facsimile: (504) 576-2226

SUBLESSEE:	GEXA CORP. ________________________ ________________________ ________________________ ________________________ Telephone: _______________ Facsimile: ________________

              Notices under this Lease shall be deemed given upon the earlier of the date of delivery or the date upon which delivery is refused.

              24.6 Severability. If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

              24.7 Gender. Feminine or neutral pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular number, in any place or places herein in which the context may require such substitution.

              24.8 Sublessors and Assigns. The provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective representatives, successors and assigns, subject to the provisions hereof restricting assignment or subletting by Sublessee.

              24.9 Entire Agreement. This Lease contains and embodies the entire agreement of the parties hereto and supersedes all prior agreements, negotiations and discussions between the parties hereto. Any representation, inducement or agreement that is not contained in this Lease shall not be of any force or effect. This Lease may not be modified or changed in whole or in part in any manner other than by an instrument in writing duly signed by both parties hereto.

              24.10 Governing Laws. This Lease shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of laws principles.

              24.11 Section Headings. Article and section headings are used herein for the convenience of reference and shall not be considered when construing or interpreting this Lease.

              24.12 Submission. The submission of an unsigned copy of this document to Sublessee for Sublessee’s consideration does not constitute an offer to lease the Premises or an option to or for the Premises. This document shall become effective and binding only upon the execution and delivery of this Lease by both Sublessor and Sublessee.

              24.13 Time. Time is of the essence of each provision of this Lease.

              24.14 Recordation. This Lease shall not be recorded, but Sublessor agrees to execute, promptly after preparation thereof by Sublessee, a memorandum of the Lease that may be recorded by Sublessee at Sublessee’s cost.

              24.15 Payments Due. Except as otherwise provided in this Lease, any amounts owed by Sublessee to Sublessor, including, but not limited to additional rent as set forth in Section 3.2, and any cost, expense, damage, or liability shall be paid by Sublessee to Sublessor no later than twenty (20) days after the date Sublessor notifies Sublessee in writing of the amount of such additional rent or such cost, expense, damage or liability. If any payment hereunder is due after the end of the Lease Term, such additional rent or such cost, expense, damage or liability shall be paid by Sublessee to Sublessor not later than twenty (20) days after Sublessor notifies Sublessee in writing of the amount of such additional rent or such cost, expense, damage or liability.

              24.16 Survival. All of the parties’ duties and obligations hereunder, including but not limited to Sublessee’s duties and obligations to pay annual Base Rent, additional rent, and the costs, expenses, damages and liabilities for which each party is liable and which arose during the Term, shall survive the expiration or earlier termination of this Lease for any reason whatsoever.

              24.17 Force Majeure. In the event that either party hereto is in any way delayed, interrupted or prevented from performing any of its obligations under this Lease (except for Sublessee’s obligation to pay Base Rent or additional rent as herein provided for), and such delay, interruption or prevention is due to fire, act of God, governmental act, strike, labor dispute, inability to procure materials, or any other cause beyond such party’s reasonable control (whether similar or dissimilar, each such cause being a “Force Majeure”), then such party shall be excused from performing the affected obligations for the period of such delay, interruption or prevention. In no event shall the financial inability of a party to perform its obligations under this Lease ever constitute an event of Force Majeure.

              24.18 Authority. Each party hereby represents and warrants to the other that all necessary action has been taken for it to enter this Lease and that the person signing this Lease on its behalf has been duly authorized to do so.

              24.19 Definition of Days. The term “days”, as used herein, shall mean actual days occurring, including, Saturdays, Sundays and holidays. The term “business days” shall mean days other than Saturdays, Sundays and holidays. If any item must be accomplished or delivered hereunder on a day that it is not a business day, it shall be deemed to have been timely accomplished or delivered if accomplished or delivered on the next following business day. The term “holidays” include: New Years Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, Christmas Eve and Christmas Day.

              24.20 Sublease. (a) Sublessor and Sublessee acknowledge that this Lease is in fact a sublease of Sublessor’s leasehold interest under the Master Lease. Sublessee acknowledges that it has reviewed and it accepts the terms and provisions of the Master Lease and hereby agrees that, in addition to all other covenants and obligations on the part of Sublessee under this Lease, Sublessee shall not engage in any act or omission that constitutes or causes a default under the Master Lease or that would, with the passage of time or the giving of notice or both, constitute or cause a default under the Master Lease. Without limiting the generality of the foregoing, Sublessee acknowledges that in all instances where the consent or approval of the Landlord under the Master Lease is required before any particular action or activity may take place, then Sublessee may not engage in any such action or activity or cause same to occur without having received prior notice from Sublessor that the required consent or approval of Landlord has been obtained. Further without limiting the generality of the foregoing, Sublessee agrees that it will not object to or attempt to prevent or hinder the exercise by Landlord or any rights or privileges afforded to Landlord under the Master Lease, notwithstanding the fact that the exercise of such rights or privileges may be directed toward or have application to Sublessee in lieu of or in the place of Sublessor as tenant under the Master Lease.

                           (b) The Lease and all the rights of parties hereunder are subject and subordinate to the Master Lease. Each party agrees that it will not, by its act or omission to act, cause a default under the Master Lease.

                           (c) Except as otherwise expressly provided herein, Sublessee shall perform all affirmative covenants and shall refrain from performing any act which is prohibited by the negative covenants of the Master Lease, where the obligation to perform or refrain from performing is by its nature imposed upon the party in possession of the Premises or with rights to the parking spaces. Sublessor shall have the right to enter the Premises to cure any default by Sublessee under this Section.

                           (d) Notwithstanding any provision to the contrary, this Lease shall terminate on the date the Master Lease terminates regardless of cause

              24.21 Consents. Unless provided to the contrary herein, any consent required shall not be unreasonably withheld, conditioned or delayed.

              24.22 Definitions Incorporated. Terms not otherwise defined herein shall have the meaning ascribed to them in the Master Lease.

ARTICLE XXV
CONFIRMATION TO LANDLORD

              25.1 Confirmation to Landlord. Sublessor affirms to Landlord that it will remain jointly and severably liable to Landlord for all the obligations of Sublessee under the Master Lease and Sublessor remains directly and primarily liable for all of its obligations under the Master Lease to Landlord. Further, Sublessor affirms that Sublessee will not (a) change the nature of the activities on the Premises and in the Building, (b) have a material adverse effect on other tenants in the Building, (c) impair the reputation of the Building or (d) result in an operating expense increase in the Building in excess of five percent (5%). Sublessor confirms that as of the Effective Date, to the best of its knowledge, no Event of Default (as that term is defined in the Master Lease) exists under the terms and provisions of the Master Lease.

ARTICLE XXVI
SALE OF EQUIPMENT

              26.1 Sale of Equipment. Provided Sublessee is not in default hereunder, on the last day of the Term, Sublessor agrees to quit claim to Sublessee any right, title and interest which Sublessor has in any of the Equipment located in the Premises on the last day of the Term. Sublessor shall convey the Equipment “AS IS” “WHERE IS” without any warranties whatsoever as to its condition.

              IN WITNESS WHEREOF, Sublessor and Sublessee have executed this Lease as of the Effective Date.

WITNESSES:	ENTERGY ENTERPRISES, INC.
_________________________________ Print Name: ________________________ _________________________________ Print Name: ________________________	By: __________________________________________ Print Name: ____________________________________ Title: _________________________________________ Date: _________________________________________

GEXA, CORP.
_________________________________ Print Name: ________________________ _________________________________ Print Name: ________________________	By: __________________________________________ Print Name: ____________________________________ Title: _________________________________________ Date: _________________________________________

ACKNOWLEDGMENT

STATE OF __________________________

COUNTY/PARISH OF _________________

              On this date, before me, the undersigned notary public, duly commissioned, qualified and acting within and for said State and County/Parish, appeared in person the within named ______________________________, who declared that s/he is the _______________________ of Entergy Enterprises, Inc., and that s/he executed and delivered the foregoing instrument on behalf of said corporation by authority of its Board of Directors for the consideration, uses and purposes therein mentioned and set forth.

              IN TESTIMONY WHEREOF, I have set my hand and official seal this _____ day of _____________, 2004.

____________________________________________
NOTARY PUBLIC

ACKNOWLEDGMENT

STATE OF __________________________

COUNTY/PARISH OF _________________

              On this date, before me, the undersigned notary public, duly commissioned, qualified and acting within and for said State and County/Parish, appeared in person the within named ______________________________, who declared that s/he is the _______________________ of Gexa Corp., and that s/he executed and delivered the foregoing instrument on behalf of said corporation by authority of its _________________________________ for the consideration, uses and purposes therein mentioned and set forth.

              IN TESTIMONY WHEREOF, I have set my hand and official seal this _____ day of _____________, 2004.

____________________________________________
NOTARY PUBLIC

EXHIBIT “A”
PREMISES

EXHIBIT “B”
EQUIPMENT

5 TV’s and brackets.

[fill in numbers describing quantity of furniture]

____ black file cabinets.

____ modular furniture with 3 small drawer file cabinets and 3 drawer file cabinets, book cases, chairs, trash cans.

1 pull-down screen

1 projector

1 Refrigerator

1 Ice Maker

1 Dishwasher

1 Microwave

1 First Aid kit

1 Kitchen furniture [please provide details]

1 Conference Room[s][?] table

____ conference room chairs

EXHIBIT “C”
MASTER LEASE